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                                     [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 28, 1997
                            ------------------------

To Our Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders of HEARTPORT, INC. (the "Company") which will be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, at 2:00 p.m. on May 28, 1997, for the following purposes:

    1. To elect one director to serve for the ensuing three year term or until his successor is elected and qualified;

    2. To approve an amendment to the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock available for issuance thereunder from 4,190,221 shares to 5,500,000 shares and to extend eligibility for discretionary option grants to non-employee directors;

    3. To approve an amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan") to (i) provide for twenty-four month enrollment periods; (ii) permit participants to contribute a maximum of 15% of eligible cash compensation; and (iii) expand the types of compensation eligible for withholding under the Purchase Plan;

    4. To ratify the selection of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1997; and

    5. To act upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on March 31, 1997, as the record date for determining those stockholders who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

    Representation of at least a majority of all outstanding shares of Common Stock of Heartport, Inc. is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to the time it is voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                          /s/ Wesley D. Sterman, M.D.

                                          Wesley D. Sterman, M.D.
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Redwood City, California
May 1, 1997

              STOCKHOLDERS SHOULD READ THE ENTIRE PROXY STATEMENT
                   CAREFULLY PRIOR TO RETURNING THEIR PROXIES

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                       ANNUAL MEETING OF STOCKHOLDERS OF
                                HEARTPORT, INC.

                            TO BE HELD MAY 28, 1997
                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of HEARTPORT, INC. ("Heartport" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders which will be held at 2:00 p.m. on May 28, 1997, at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about May 1, 1997.

                         VOTING RIGHTS AND SOLICITATION

    The close of business on March 31, 1997, was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, Heartport had 24,589,452 shares of common stock, $.001 par value per share (the "Common Stock"), issued and outstanding, exclusive of treasury stock. All of the shares of Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and stockholders of record entitled to vote at the meeting will have one (1) vote for each share so held on the matters to be voted upon.

    Shares of Common Stock represented by proxies in the accompanying form that are properly executed and returned to Heartport will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of the director as described herein under "Proposal 1-- Election of Director," FOR approval of the amendment to the 1996 Stock Option Plan as described herein under "Proposal 2--Amendment to the 1996 Stock Option Plan," FOR approval of the amendment to the Employee Stock Purchase Plan as described herein under "Proposal 3--Amendment to the Employee Stock Purchase Plan" and FOR ratification of the selection of accountants as described herein under "Proposal 4--Ratification of Selection of Independent Auditors." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted.

    The entire cost of soliciting proxies will be borne by Heartport. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers and regular Heartport employees for no additional compensation. The Company has engaged The First National Bank of Boston ("Bank of Boston") to provide routine advice and services for proxy solicitation in addition to other services. Bank of Boston will receive approximately $11,400 from the Company per annum for such advice and services. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of Common Stock, and such persons may be reimbursed for their expenses.

VOTES REQUIRED

    PROPOSAL 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors.

    PROPOSAL 2. Approval of the adoption of the amendment to the Company's 1996 Stock Option Plan requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions will be treated as votes against the proposal. Broker non-votes will be treated as not entitled to vote on this matter and thus will have no effect on the outcome of the vote.

    PROPOSAL 3. Approval of the adoption of the amendment to the Company's Employee Stock Purchase Plan requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions will be treated as votes against the proposal. Broker non-votes will be treated as not entitled to vote on this matter and thus will have no effect on the outcome of the vote.

    PROPOSAL 4. Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997, requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered at the 1998 Annual Meeting of Stockholders must be received by Heartport no later than March 30, 1998 and not prior to February 28, 1998. The proposal must be mailed to the Company's principal executive offices, 200 Chesapeake Drive, Redwood City, California 94063, Attention: Corporate Secretary. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission ("SEC") and certain provisions contained in the Company's Bylaws.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING
                                   PROPOSAL 1
                              ELECTION OF DIRECTOR

    The Company currently has authorized seven directors. In accordance with the terms of the Company's Certificate of Incorporation, the Board of Directors is divided into three classes; Class I, whose term will expire at the 1997 Annual Meeting; Class II, whose term will expire at the annual meeting of stockholders to be held in 1998; and Class III, whose term will expire at the annual meeting of stockholders to be held in 1999. At the 1997 Annual Meeting, one director will be elected to serve until the Annual Meeting to be held in 2000 or until his respective successor is elected and qualified. The Board of Directors has selected one nominee as the nominee for Class I. The nominee for the Board of Directors is currently a director of the Company and is set forth below. In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominee for director listed below. In the event the nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below.

    Frank M. Fischer, who currently serves on the Board of Directors, is not standing for re-election at the 1997 Annual Meeting. The Nominating Committee of the Board of Directors has not nominated another

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candidate to fill this vacancy, and does not anticipate nominating such a candidate prior to the Annual Meeting. The Company anticipates that such vacancy will be filled by a majority vote of the directors currently in office, and the director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which such director has been appointed expires and until such director's successor shall have been duly elected and qualified.

NOMINEE FOR TERM ENDING IN 2000

    Set forth below is information regarding the nominee, including his age, the period during which he has served as director, and information furnished by him as to principal occupations and directorships held by him in corporations whose shares are publicly registered.

                                                                             DIRECTOR
NAME                                                                          SINCE     AGE
---------------------------------------------------------------------------  --------   ---
Petri T. Vainio, M.D., Ph.D................................................    1992     37

    PETRI T. VAINIO, M.D., PH.D. has been a director of the Company since April, 1992. Dr. Vainio is a general partner of Sierra Ventures, a venture capital firm he joined in 1988. He currently serves on the Board of Directors of Connective Therapeutics, Inc., a biotechnology company. Dr. Vainio holds M.D. and Ph.D. degrees from the University of Helsinki, Finland, and an M.B.A. from the Graduate School of Business at Stanford University.

CONTINUING DIRECTORS

    Set forth below is information regarding the continuing directors of the Company, including their ages, the period in which they have served as directors, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered.

                                                                             DIRECTOR
NAME                                                                          SINCE     AGE
---------------------------------------------------------------------------  --------   ---
Robert V. Gunderson, Jr....................................................    1995     45
Joseph S. Lacob............................................................    1992     41
Wesley D. Sterman, M.D.....................................................    1991     36
John H. Stevens, M.D.......................................................    1991     36
Steven C. Wheelwright, Ph.D................................................    1995     53

    WESLEY D. STERMAN, M.D. founded the Company with Dr. Stevens in May, 1991, and has served as the Company's President and Chief Executive Officer since that time. Prior to founding the Company, Dr. Sterman was founder, President and Chief Executive Officer of EndoVascular Technologies, Inc., a medical device manufacturer, from July, 1989 to September, 1991. Dr. Sterman has B.S. degrees both in Biology and in Chemistry from Stanford University. Dr. Sterman received an M.D. from the Stanford University School of Medicine and an M.B.A. from the Graduate School of Business at Stanford University, where he was an Arjay Miller Scholar.

    ROBERT V. GUNDERSON, JR. has been a director of the Company since May, 1995. Mr. Gunderson has been a partner of the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, since its formation in September, 1995. From May, 1988, until September, 1995, Mr. Gunderson was a partner of the law firm of Brobeck, Phleger & Harrison, LLP. Mr. Gunderson holds an M.A. from Stanford University, an M.B.A. in finance from the Wharton School, University of Pennsylvania and a J.D. from the University of Chicago.

    JOSEPH S. LACOB has been a director of the Company since April, 1992. Mr. Lacob is a general partner of Kleiner Perkins Caufield & Byers ("Kleiner Perkins"), a venture capital firm he joined in 1987. Prior to joining Kleiner Perkins, he was Marketing Manager for Cetus Corporation, a biotechnology company. Mr. Lacob serves as Chairman of the Board of Directors of CellPro, Incorporated, and is a director of Pharmacyclics, Inc. and eight privately held companies. Mr. Lacob holds a B.S. in Biochemistry from the University of California at Irvine, a Masters in Public Health from the University of California at Los Angeles, and an M.B.A. from the Graduate School of Business at Stanford University.

    JOHN H. STEVENS, M.D. founded the Company with Dr. Sterman in May, 1991, and has been a director of the Company since that time. Formerly Chief Resident of the Department of Cardiothoracic Surgery at the Stanford University School of Medicine, and Senior Registrar in Cardiothoracic Surgery at the Great Ormond Street Hospital for Sick Children in London, England, Dr. Stevens is now an Associate Professor in the Department of Cardiothoracic Surgery at Stanford University School of Medicine. Dr. Stevens earned B.U.S. and B.S. degrees in Communications and Psychology from the University of Utah and an M.D. from the Stanford University School of Medicine.

    STEVEN C. WHEELWRIGHT, PH.D. has been a director of the Company since January, 1995. Dr. Wheelwright currently serves as a senior associate dean at the Graduate School of Business, Harvard University, where he has been a professor since July, 1988. Dr. Wheelwright also served as a professor at the Graduate School of Business, Harvard University, from August, 1985 to August, 1986. From August, 1986 to August, 1988, Dr. Wheelwright served as a professor at the Graduate School of Business at Stanford University. Dr. Wheelwright is also a member of the Board of Directors of Quantum Corporation, a mass storage device company, T.J. International Corporation, an engineered wood products company, and Alleghany-Ludlum Steel Corporation, a specialty steel company.

BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended December 31, 1996, the Board of Directors of the Company held a total of nine (9) meetings. During this period, each director attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he was a member.

    The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee.

    The Audit Committee meets with the Company's financial management and its independent accountants at various times during each year and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, consisting of Messrs. Gunderson, Lacob and Wheelwright, held one
(1) meeting during fiscal 1996.

    The Compensation Committee reviews and approves the Company's compensation arrangements for management. This Committee, consisting of Messrs. Fischer, Vainio and Wheelwright, held three (3) meetings during fiscal 1996.

    The Nominating Committee evaluates potential candidates to serve as directors for the Company and makes recommendations to the full Board for potential director candidates. This Committee, consisting of Drs. Stevens and Wheelwright, was created in March of 1997.

DIRECTOR COMPENSATION

    The Company's directors are not compensated for any meetings that they attend. However, each of the Company's directors, in exchange for his services as a director, was granted stock options to purchase shares of Common Stock. The Company's directors were granted the following options to purchase shares of Common Stock in April, 1995, at an exercise price of $0.375 per share: Dr. Wesley D. Sterman and Dr. John H. Stevens were granted options to purchase 640,000 shares and 192,000 shares, respectively;

each of the options are immediately exercisable and the shares vest monthly over a five year period beginning from the fifth anniversary of the date of hire or the date the individual became a director, as applicable. Each of the Company's outside directors was granted options to purchase 80,000 shares on April 1, 1995 at an exercise price of $0.375 per share. Each director except Joseph S. Lacob has exercised in full his respective option grants. All of the foregoing options granted to the directors are immediately exercisable and the director vests in the shares monthly over a five year period. In addition, the Company's 1996 Stock Option Plan provides for automatic grants to non-employee directors. See "Proposal 2-- Amendment to the 1996 Stock Option Plan--Automatic Option Grant Program." For additional information concerning amounts paid to directors, see "Certain Transactions."

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR the election of the above nominee.

                                   PROPOSAL 2
                    AMENDMENT TO THE 1996 STOCK OPTION PLAN

    The stockholders are being asked to vote on a proposal to approve an amendment to the Heartport, Inc. 1996 Stock Option Plan (the "Option Plan") which was adopted by the Board of Directors on October 21, 1996 to (i) increase the number of shares of Common Stock available for issuance under the Option Plan by 1,309,779 shares to a total of 5,500,000 shares of Common Stock, (ii) extend eligibility for discretionary option grants to non-employee directors and
(iii) make certain other changes to delete provisions made inapplicable by changes to SEC rules governing option grants to officers and directors subject to the short-swing profit rules of the Federal securities laws. In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them FOR the amendment to the Option Plan. The following is a description of the Option Plan, as amended. The Company established the Option Plan as a successor to the 1993 Stock Option Plan (the "1993 Plan") to provide a means whereby employees, officers, directors, consultants, and independent advisors of the Company or parent or subsidiary corporations may be given an opportunity to purchase shares of Common Stock. The Option Plan was adopted by the Board on February 26, 1996 and approved by the stockholders on April 10, 1996. The Board believes that option grants under the Option Plan play an important role in the Company's efforts to attract, employ, and retain employees, directors, and consultants of outstanding ability.

SUMMARY OF 1996 STOCK OPTION PLAN

    The principal terms and provisions of the Option Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Option Plan. A copy of the Option Plan will be furnished by the Company to any stockholder upon written request to the Secretary of the Company at the executive offices in Redwood City, California.

    STRUCTURE.  The Option Plan contains two separate equity incentive programs:
(i) a Discretionary Option Grant Program under which eligible persons may be granted stock options to purchase shares of Common Stock, and (ii) an Automatic Option Grant Program under which option grants will be made at specified intervals to the non-employee Board members.

    ADMINISTRATION. The Option Plan is currently administered by the Compensation Committee of the Board of Directors (the "Committee"). The Option Plan may also be administered by the Board or a secondary committee comprised of one or more Board members with respect to optionees who are not executive officers subject to the short-swing profit rules of the Federal securities laws. Committee members serve for such period of time as the Board may determine. The Committee (or Board or secondary committee to the extent acting as plan administrator) has full authority (subject to the express provisions of the Option Plan) to determine the eligible individuals who are to receive grants under the Option Plan, the number of shares to be covered by each granted option, the date or dates on which the option is to become exercisable, the maximum term for which the option is to remain outstanding, whether the granted option will be an incentive stock option ("Incentive Option") which satisfies the requirements of Section 422 of the Internal Revenue Code (the "Code") or a non-statutory option not intended to meet such requirements, and the remaining provisions of the option grant.

    Administration of the Automatic Option Grant Program is self-executing in accordance with the terms of that program, and no plan administrator shall exercise any discretionary functions with respect to grants made thereunder.

    ELIGIBILITY. All employees (including officers), consultants and independent contractors who render services to the Company or its parent or subsidiary corporations (whether now existing or subsequently established) are eligible to receive option grants under the Discretionary Option Grant Program. A non-employee member of the Board of Directors of the Company or any parent or subsidiary corporation is also eligible for option grants under the Discretionary Option Grant Program. Prior to amendment of the Option Plan on October 21, 1996, non-employee members of the Board were eligible solely for automatic grants under the Automatic Option Grant Program of the Option Plan.

    SECURITIES SUBJECT TO OPTION PLAN. The number of shares of Common Stock which may be issued over the term of the Option Plan shall not exceed 5,500,000 shares, including an increase of 1,309,779 shares, which is the subject of this Proposal No. 2. Such share reserve will be subject to further adjustment in the event of subsequent changes to the capital structure of the Company. The shares may be made available either from the Company's authorized but unissued Common Stock or from Common Stock reacquired by the Company, including shares purchased on the open market.

    In no event, however, may any one participant in the Option Plan acquire shares of Common Stock under the Option Plan in excess of 1,000,000 shares over the term of the Option Plan, exclusive of option grants received prior to January 1, 1996.

    Should an option expire or terminate for any reason prior to exercise in full, including options incorporated from the 1993 Plan, the shares subject to the portion of the option not so exercised will be available for subsequent option grants under the Option Plan.

    The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become the stockholder of record of the purchased shares. Options are not assignable or transferable other than by will or the laws of descent and distribution, and during the optionee's lifetime, the option may be exercised only by the optionee. However, the October 21, 1996 amendment permits non-statutory options to be assigned (1) to an optionee's family member or a trust for the benefit of a family member provided notice is given to the Committee or (2) to other individuals or entities with the prior consent of the Committee.

DISCRETIONARY OPTION GRANT PROGRAM

    PRICE AND EXERCISABILITY. The option exercise price per share may not be less than eighty-five percent (85%) of the fair market value of Common Stock on the grant date. Options granted under the Discretionary Option Grant Program become exercisable at such time or times, and during such period, as the Committee may determine and set forth in the instrument evidencing the option grant. In any event, options granted under the Option Plan may not have a term in excess of ten years.

    The exercise price for options granted under the Option Plan may be paid in cash or in outstanding shares of Common Stock. Options may also be exercised on a cashless basis through the same-day sale of the purchased shares. The Committee may also permit the optionee to pay the exercise price through a promissory note payable in installments over a period of years. The amount financed may include any Federal or state income and employment taxes incurred by reason of the option exercise.

    TERMINATION OF SERVICE. Any option held by the optionee at the time of cessation of service will not remain exercisable beyond the designated post-service exercise period. Under no circumstances may any option be exercised after the specified expiration date of the option term. Each such option will normally, during such limited period, be exercisable only to the extent of the number of shares of Common Stock in which the optionee is vested at the time of cessation of service. The optionee will be deemed to continue in service for so long as such individual performs services for the Company (or any parent or subsidiary corporation), whether as an employee, independent contractor, consultant or Board member.

    The Committee has complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

    The shares of Common Stock acquired upon the exercise of one or more options may be subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The Committee has complete discretion in establishing the vesting schedule to be in effect for any such unvested shares and may cancel the Company's outstanding repurchase rights with respect to those shares at any time, thereby accelerating the vesting of the shares subject to the canceled rights.

    INCENTIVE OPTIONS. Incentive Options may only be granted to individuals who are employees of the Company or its parent or subsidiary corporations. During any calendar year, the aggregate fair market value (determined as of the grant date(s)) of Common Stock for which one or more options granted to any employee under the Option Plan (or any other option plan of the Company or its parent or subsidiary corporations) may for the first time become exercisable as Incentive Options under Section 422 of the Code shall not exceed $100,000.

    If an employee to whom an Incentive Option is granted is the owner of stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, then the option price per share will be at least one hundred and ten percent (110%) of the fair market value per share on the grant date, and the option term will not exceed five years, measured from the grant date.

    TANDEM STOCK APPRECIATION RIGHTS. The Committee is authorized to issue tandem stock appreciation rights in connection with option grants under the Discretionary Option Grant Program. Tandem stock appreciation rights provide the holders with the right, subject to the Committee's approval, to surrender their options for a distribution from the Company equal in amount to the excess of (a) the fair market value of the vested shares of Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for such shares. Such distribution may, at the discretion of the Committee, be made in cash or in shares of Common Stock or partly in shares of Common Stock and partly in cash.

AUTOMATIC OPTION GRANT PROGRAM

    Under the Automatic Option Grant Program, non-employee Board members will receive option grants at designated dates during their period of Board service. These special grants may be summarized as follows:

    Each individual who first becomes a non-employee Board member after the date of the initial public offering, whether through election by the stockholders or appointment by the Board, will automatically be granted, at the time of such initial election or appointment, a non-statutory stock option to purchase 32,000 shares of Common Stock.

    On the date of each Annual Stockholders Meeting beginning with the meeting scheduled for May 28, 1997, each individual who is a non-employee Board member and continues to serve as a Board member after such meeting shall automatically be granted a non-statutory stock option to purchase

    6,400 shares of Common Stock, whether or not that individual is standing for re-election at that meeting. A newly elected or appointed non-employee Board member shall receive his or her first annual grant at the first Annual Meeting occurring on or after the first anniversary of the date of the director's initial appointment or election.

    Each option grant under the Automatic Option Grant Program will be subject to the following terms and conditions:

        (1) The option price per share will be equal to 100% of the fair market value per share of Common Stock on the automatic grant date and each option is to have a maximum term of ten years measured from the grant date.

        (2) Each automatic option granted before October 21, 1996 will be immediately exercisable for all of the option shares, but the shares purchasable under the option will be subject to repurchase at the original exercise price in the event the optionee's Board service should cease prior to full vesting. With respect to each initial grant, the repurchase right will lapse and the optionee will vest in a series of five (5) successive annual installments, measured from the grant date, provided such optionee continues service as a Board member. Each initial option granted after October 21, 1996 will become exercisable in a series of five (5) successive annual installments over the optionee's Board service measured from the grant date. Each annual grant will become exercisable in full on the fifth anniversary of the automatic grant date.

        (3) The option will remain exercisable for a twelve month period following the optionee's termination of service as a Board member for any reason. Should the optionee die while serving as a Board member or during the twelve month period following his or her cessation of Board service, then such options may be exercised during the twelve month period following such optionee's cessation of service by the personal representatives of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of vested shares (if any) for which it is exercisable at the time of the optionee's cessation of Board service.

        (4) The option shares will become fully exercisable and fully vested in the event of a Corporate Transaction (as defined below) or a Change in Control (as defined below). The option shares will become fully exercisable and fully vested in the event of the optionee's cessation of Board service by reason of death or permanent disability.

        (5) Upon the occurrence of a hostile tender offer, each option granted before October 21, 1996 which has been held for at least six months shall be automatically canceled (to the extent the optionee is vested in such option shares) and the optionee will in return be entitled to a cash distribution from the Company in an amount per canceled option share equal to the excess of (i) the highest reported price per share of Common Stock paid in the tender offer or, if greater, the fair market value per share of Common Stock over (ii) the option exercise price payable per share.

        (6) Option grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of that program. The remaining terms and conditions of the options will in general conform to the terms described above for option grants under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic grant.

GENERAL PROVISIONS

    ACCELERATION OF OPTIONS/TERMINATION OF REPURCHASE RIGHTS. Upon the occurrence of either of the following transactions (a "Corporate Transaction"):

        (i) the sale, transfer, or other disposition of all, or substantially all, of the Company's assets in complete liquidation or dissolution of the Company, or

        (ii) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, each outstanding option under the Option Plan will, immediately prior to the effective date of the Corporate Transaction, become fully exercisable for all of the shares at the time subject to such option. However, an outstanding option shall not accelerate if and to the extent: (a) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation (or parent) or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent), (b) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option, or (c) the acceleration of such option is subject to other limitations imposed by the Committee at the time of the option grant. Immediately following the consummation of the Corporate Transaction, all outstanding options will terminate and cease to be exercisable, except to the extent assumed by the successor corporation.

    Also upon a Corporate Transaction, the Company's outstanding repurchase rights will terminate automatically and the shares of Common Stock subject to those terminated rights shall vest in full unless assigned to the successor corporation or accelerated vesting is precluded by other limitations imposed by the Committee at the time the repurchase right is issued.

    Any options which are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time shall automatically accelerate (and any of the Company's outstanding repurchase rights which do not otherwise terminate at the time of the Corporate Transaction shall automatically terminate and the shares of Common Stock subject to those terminated rights shall immediately vest) in the event the optionee's service should subsequently terminate by reason of an involuntary or constructive termination within twelve months following the effective date of such Corporate Transaction as if the optionee remained in service for an additional twelve months following such termination. Any options so accelerated shall remain exercisable for fully vested shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one year period measured from the effective date of the employment termination.

    The vesting acceleration provisions described above were extended to options outstanding under the 1993 Plan by an amendment approved by the Committee on March 12, 1997.

    Upon the occurrence of the following transactions ("Change in Control"):

        (i) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) acquires beneficial ownership of more than fifty percent (50%) of the Company's outstanding voting stock without the Board's recommendation, or

        (ii) there is a change in the composition of the Board over a period of thirty-six consecutive months or less such that a majority of the Board members ceases by reason of a proxy contest(s) to be comprised of individuals who (a) have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for selection as Board members by a majority of the Board in clause (a) who were still in office at the time such election or nomination was approved by the Board, the Committee has the discretion to accelerate outstanding options and terminate the Company's outstanding repurchase rights. The Committee also has the discretion to accelerate outstanding options and terminate the Company's outstanding repurchase rights upon the subsequent termination of the optionee's service within a specified period following the Change in Control.

    The acceleration of options in the event of a Corporate Transaction or Change in Control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt, or other efforts to gain control of the Company.

    VALUATION. For purposes of establishing the option price and for all other valuation purposes under the Option Plan, the fair market value of a share of Common Stock on any relevant date will be the closing price per share of Common Stock on that date, as such price is reported on the Nasdaq National Market. The fair market value on March 31, 1997 as reported on the Nasdaq National Market was $24.50 per share.

    CHANGE IN CAPITALIZATION. In the event any change is made to the Common Stock issuable under the Option Plan by reason of any stock split, stock dividend, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Option Plan, (ii) the maximum number and/or class of securities for which any one person may be granted options and separately exercisable stock appreciation rights per calendar year or over the term of the Option Plan, (iii) the number and/or class of securities for which automatic option grants are to be subsequently made per director under the Automatic Option Grant Program and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option (including any option incorporated from the 1993 Plan) in order to prevent the dilution or enlargement of benefits thereunder.

    Each outstanding option which is assumed in connection with a Corporate Transaction will be appropriately adjusted to apply and pertain to the number and class of securities which would otherwise have been issued, in consummation of such Corporate Transaction, to the option holder had the option been exercised immediately prior to the Corporate Transaction. Appropriate adjustments will also be made to the option price payable per share and to the class and number of securities available for future issuance under the Option Plan on both an aggregate and a per-participant basis.

    OPTION PLAN AMENDMENTS. The Board may amend or modify the Option Plan in any and all respects whatsoever. The Board may not, without the approval of the Company's stockholders, (i) materially increase the maximum number of shares issuable under the Option Plan (except in connection with certain changes in capitalization), or (ii) materially modify the eligibility requirements for option grants. Prior to the amendment of the Option Plan which is the subject of this Proposal No. 2, the Automatic Option Grant Program could not be amended more often than every six months and the Board could not, without stockholder approval, amend the Option Plan to increase materially the benefits accruing to participants under the Option Plan.

    Unless sooner terminated by the Board, the Option Plan will in all events terminate on February 25, 2006. Any options outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grants.

    NEW OPTION PLAN BENEFITS. As of March 31, 1997 options covering 3,581,591 shares were outstanding under the Option Plan, 1,592,259 shares remained available for future option grants, and 326,150 shares had been issued under the Option Plan. The expiration dates for all such options range from February 2003 to March 2007. In addition to the options granted under the Option Plan, in 1996 the Company granted six non-statutory options to purchase an aggregate of 939,880 shares of Common Stock. These non-statutory options are reflected in the number of options granted to executive officers as a group below.

    Except as set forth above under the caption "Automatic Option Grant Program," grants to be made under the Option Plan in the future are at the discretion of the Committee and are not determinable at this time. The following table shows all option grants during the fiscal year ended December 31, 1996 and through March 31, 1997, to the indicated individuals, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees (including all current officers who are not executive officers) as a group, respectively:

                                                                                   NUMBER OF
NAME                                                                             OPTION SHARES
-------------------------------------------------------------------------------  -------------
Wesley D. Sterman, M.D.........................................................             0
Richard B. Brewer..............................................................       560,000
David B. Singer................................................................       429,000
Bradford J. Shafer.............................................................       350,000
Casey M. Tansey................................................................             0
Steven E. Johnson..............................................................             0
Robert J. Chin, Ph.D...........................................................             0
Frank M. Fischer...............................................................             0
Robert V. Gunderson, Jr........................................................             0
Joseph S. Lacob................................................................             0
John H. Stevens, M.D...........................................................             0
Petri T. Vainio, M.D., Ph.D....................................................             0
Steven C. Wheelwright, Ph.D....................................................             0
All Executive Officers as a group (10 persons).................................     1,694,000
All Directors who are not employees (6 persons)................................             0
All Employees (including officers who are not executive officers, 332
  persons).....................................................................     3,217,855

FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS GRANTED UNDER THE OPTION PLAN

    Options granted under the Option Plan may be either Incentive Options that satisfy the requirements of Section 422 of the Code or non-statutory options that are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

    INCENTIVE STOCK OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares generally is includable in alternative minimum taxable income. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

    For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

    Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the date the option was exercised over (ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

    If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the excess of (i) the fair market value of such shares on the date the option was exercised over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares. The Company anticipates that any compensation deemed paid by the Company upon one or more disqualifying dispositions of Incentive Option shares by the Company's executive officers will remain deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

    NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option.

    The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

    Special provisions of the Code apply to the acquisition of Common Stock under a non-statutory option if the purchased shares are subject to repurchase by the Company. These special provisions may be summarized as follows:

        (i) If the shares acquired upon exercise of the non-statutory option are subject to repurchase by the Company at the original exercise price in the event of the optionee's termination of service prior to vesting in such shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (a) the fair market value of the shares on the date such repurchase right lapses with respect to such shares over (b) the exercise price paid for the shares.

        (ii) The optionee may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date (determined as if the shares were not subject to the Company's repurchase right) over (b) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

    The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee. The Company anticipates that the compensation deemed paid by the Company upon the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will remain deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

    STOCK APPRECIATION RIGHTS. An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to a business expense deduction equal to the appreciation distribution for the taxable year of the Company in which the ordinary income is recognized by the optionee.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR the amendment to the 1996 Stock Option Plan.

                                   PROPOSAL 3
                 AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

    The Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on February 26, 1996 and approved by the stockholders on April 10, 1996. The Purchase Plan was amended on October 21, 1996 to (a) provide for the commencement of twenty-four month concurrent offering periods with purchases generally occurring every six months; (b) permit participants to contribute a maximum of 15% of eligible compensation, and (c) expand eligible compensation to include, in addition to base salary, bonuses, commissions and all other cash compensation. The stockholders are being asked to approve the amendment to the Purchase Plan. In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them FOR the amendment to the Purchase Plan. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to meet the requirements of an "employee stock purchase plan" as defined in Section 423 of the Code. If the amendment to the Purchase Plan is not approved by the stockholders, the Purchase Plan will continue in effect in accordance with its current terms.

SUMMARY OF PURCHASE PLAN

    The following summary of certain Purchase Plan provisions is qualified, in its entirety, by reference to the Purchase Plan. Copies of the Purchase Plan document may be obtained by a stockholder upon written request to the Secretary of the Company at the executive offices in Redwood City, California.

    PURPOSE. The purpose of the Purchase Plan is to provide employees of the Company and designated parent or subsidiary corporations (collectively, "Participating Companies") an opportunity to participate in the ownership of the Company by purchasing Common Stock through payroll deductions. The Company and its subsidiaries, Heartport Research and Training Center, Inc. and UBTL, Inc., are the only Participating Companies in the Purchase Plan.

    The Purchase Plan is intended to benefit the Company as well as its stockholders and employees. The Purchase Plan gives employees an opportunity to purchase shares of Common Stock at a favorable price. The Company believes that the stockholders will correspondingly benefit from the increased interest on the part of participating employees in the profitability of the Company. Finally, the Company will benefit from the periodic investments of equity capital provided by participants in the Purchase Plan.

    ADMINISTRATION. The Purchase Plan is administered by the Compensation Committee of the Board (the "Committee"). All costs and expenses incurred in plan administration will be paid by the Company without charge to participants. All cash proceeds received by the Company from payroll deductions under the Purchase Plan shall be credited to a non-interest bearing book account.

    SHARES AND TERMS. The stock issuable under the Purchase Plan is the Company's authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock that may be issued in the aggregate under the Purchase Plan is 240,000, adjusted as described in the "Adjustments" section of this description. Common Stock subject to a terminated purchase right shall be available for purchase pursuant to purchase rights subsequently granted. As of March 31, 1997, 18,699 shares have been issued under the Purchase Plan and 221,301 shares remain available for future issuance.

    ADJUSTMENTS. If any change in the Common Stock occurs (through recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration), appropriate adjustments shall be made by the Company to the class and maximum number of shares subject to the Purchase Plan, to the class and maximum number of shares purchasable by each participant on any one purchase date, and the class and number of shares and purchase price per share subject to outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

    ELIGIBILITY. Generally, any individual who is customarily employed by a Participating Company more than 20 hours per week and for more than five months per calendar year is eligible to participate in the Purchase Plan. Approximately 331 employees (including 9 officers) were eligible to participate in the Purchase Plan as of March 31, 1997.

    OFFERING PERIODS. The Purchase Plan is implemented by a series of offering periods that generally have a duration of twenty-four months and may be concurrent or sequential, in the discretion of the Committee. The initial offering period under the Purchase Plan, implemented prior to the October 21, 1996 amendment of the Purchase Plan, began on the date of execution of the underwriting agreement in connection with the Company's initial public offering and ended on October 31, 1996. As a result of the amendment that is the subject of this Proposal No. 3, offering periods may now be concurrent and successive and, accordingly, a new offering period will commence every six months and run concurrently with each prior offering period. The Committee in its discretion may vary the beginning date and ending date of the offering periods prior to their commencement, provided no offering period shall exceed twenty-four months in length. The first offering period under the amended plan began on November 1, 1996 and will end on the last business day of October 1998, assuming approval of the amendment that is the subject of this Proposal No. 3. The next offering period will commence on June 1, 1997 and will end on the last business day in April 1999, unless terminated earlier. The purchase periods for the offering period that began on November 1, 1996 will end on May 30, 1997, October 31, 1997, April 30, 1998, and October 30, 1998. The purchase periods under the offering period that will begin on June 1, 1997 will end on October 31, 1997, April 30, 1998, October 30, 1998, and April 30, 1999. The Committee has complete discretion to vary the beginning and ending date of an offering period or purchase period prior to the commencement of any purchase period. Should the stockholders not approve the amendment that is the subject of this Proposal No. 3, then the November 1, 1996 offering period will end on May 31, 1997 and each subsequent offering period will have a maximum duration of six months.

    A participant will have a separate purchase right for each offering period in which he or she participates. The purchase right will be granted on the first day of the offering period and will be automatically exercised in successive installments on the last day of each purchase period within the offering period.

    PURCHASE PRICE. The purchase price per share under the Purchase Plan is 85% of the lower of (i) the fair market value of a share of Common Stock on the first day of the applicable offering period or (ii) the fair market value of a share of Common Stock on the purchase date. Generally, the fair market value of the Common Stock on a given date is the closing sale price of the Common Stock, as reported on the Nasdaq National Market. The market value of the Common Stock as reported on the Nasdaq National Market as of March 31, 1997, was $24.50 per share.

    LIMITATIONS. The Purchase Plan imposes certain limitations upon a participant's rights to acquire Common Stock, including the following:

        (1) No purchase right shall be granted to any person who immediately thereafter would own, directly or indirectly, stock or hold outstanding options or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its parent or subsidiary corporations.

        (2) In no event shall a participant be permitted to purchase more than 1,000 shares on any one purchase date.

        (3) The right to purchase Common Stock under the Purchase Plan (or any other employee stock purchase plan that the Company or any of its subsidiaries may establish) in an offering intended to qualify under Section 423 of the Code may not accrue at a rate that exceeds $25,000 in fair market value of such Common Stock (determined at the time such purchase right is granted) for any calendar year in which such purchase right is outstanding.

    The purchase right shall be exercisable only by the participant during the participant's lifetime and shall not be assignable or transferable by the participant.

    PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS. Payment for shares by participants shall be by accumulation of after-tax payroll deductions during the purchase period. The deductions may not exceed 15% of a participant's cash compensation paid during a purchase period. Cash compensation for this purpose will include elective contributions that are not includable in income under Code Sections 125 or 401(k) and all bonuses, overtime, commissions, and other amounts to the extent paid in cash. Prior to amendment of the Purchase Plan, the maximum deduction was limited to 10% of base salary.

    The participant will receive a purchase right for each offering period in which he or she participates to purchase up to the number of shares of Common Stock determined by dividing such participant's payroll deductions accumulated prior to the purchase date by the applicable purchase price (subject to the "Limitations" section). No fractional shares shall be purchased. Any payroll deductions accumulated in a participant's account that are not sufficient to purchase a full share will be retained in the participant's account for the subsequent purchase period. No interest shall accrue on the payroll deductions of a participant in the Purchase Plan.

    TERMINATION AND CHANGE TO PAYROLL DEDUCTIONS. A purchase right shall terminate at the end of the offering period or earlier if (i) the participant terminates employment, in which case any payroll deductions that the participant may have made with respect to a terminated purchase right will be refunded, or
(ii) the participant elects to withdraw from the Purchase Plan. Any payroll deductions that the participant may have made with respect to a terminated purchase right under clause (ii) will be refunded unless the participant elects to have the funds applied to the purchase of shares on the next purchase date. Unless a participant has irrevocably elected otherwise, he or she may decrease his or her deductions once during a purchase period.

    AMENDMENT AND TERMINATION. The Purchase Plan shall continue in effect until the earlier of (i) the last business day in October, 2006, (ii) the date on which all shares available for issuance under the Purchase Plan shall have been issued or (iii) a Corporate Transaction, unless the Purchase Plan is earlier terminated by the Board in its discretion.

    The Board may at any time alter, amend, suspend or discontinue the Purchase Plan, provided that, without the approval of the stockholders, no such action may (i) alter the purchase price formula so as to reduce the purchase price payable for shares under the Purchase Plan, (ii) materially increase the number of shares issuable under the Purchase Plan or the maximum number of shares purchasable per participant, or (iii) materially increase the benefits accruing to participants under the Purchase Plan or materially modify the eligibility requirements.

    In addition, the Company has specifically reserved the right, exercisable in the sole discretion of the Board, to terminate the Purchase Plan immediately following any six month purchase period. If such right is exercised by the Board, then the Purchase Plan will terminate in its entirety and no further purchase rights will be granted or exercised, and no further payroll deductions shall thereafter be collected under the Purchase Plan.

    CORPORATE TRANSACTION. In the event of (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company (a "Corporate Transaction"), each purchase right under the Purchase Plan will automatically be exercised immediately before consummation of the Corporate Transaction as if such date were the last purchase date of the offering period. The purchase price per share shall be equal to eighty-five percent (85%) of the lower of the fair market value per share of Common Stock on the start date of the offering period or the fair market value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. Any payroll deductions not applied to such purchase shall be promptly refunded to the participant.

    The grant of purchase rights under the Purchase Plan will in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

    PRORATION OF PURCHASE RIGHTS. If the total number of shares of Common Stock for which purchase rights are to be granted on any date exceeds the number of shares then remaining available under the Purchase Plan, the Committee shall make a pro rata allocation of the shares remaining.

    FEDERAL INCOME TAX CONSEQUENCES. The following is a general description of certain federal income tax consequences of the Purchase Plan. This description does not purport to be complete.

    The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Under a plan which so qualifies, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, by reason of the grant or exercise of the purchase rights issued thereunder. A participant will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

    A sale or other disposition of the purchased shares will be a disqualifying disposition if made before the later of two years after the start of the offering period in which such shares were acquired or one year after the shares are purchased. If the participant makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal to the amount by which the fair market value of such shares on the date of purchase exceeded the purchase price, and such amount will be taxable as ordinary income to the participant who will be required to satisfy the employment and income tax withholding requirements applicable to such income. In no other instance will the Company be allowed a deduction with respect to the participant's disposition of the purchased shares.

    Any additional gain or loss recognized upon the disposition of the shares will be a capital gain, which will be long-term if the shares have been held for more than one year following the date of purchase under the Purchase Plan.

    The foregoing is only a summary of the federal income taxation consequences to the participant and the Company with respect to the shares purchased under the Purchase Plan. In addition, the summary does not discuss the tax consequences of a participant's death or under the income tax laws of any city, state or foreign country in which the participant may reside.

    NEW PURCHASE PLAN BENEFITS. Since purchase rights are subject to discretion, including an employee's decision not to participate in the Purchase Plan, awards under the Purchase Plan for the current fiscal year are not determinable. However, in the purchase period that ended on October 31, 1996 each of the following executive officers purchased the following number of shares of Common Stock at a purchase price of $17.85 per share: Mr. Brewer: 653; Mr. Singer: 0; Mr. Shafer: 0; Mr. Tansey: 571; Mr. Johnson: 572; Dr. Chin: 478; and all executive officers as a group (10 persons) purchased 2,642 shares. In addition, each of the Named Officers, other than Dr. Sterman, has the right to purchase a maximum of 1,000 shares of Common Stock at a price that will not exceed $22.10 per share on each of the May 30, 1997, October 31, 1997, April 30, 1998, and October 30, 1998 purchase dates.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends a vote FOR the approval of the amendment to the Company's Employee Stock Purchase Plan.

                                   PROPOSAL 4
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The firm of Ernst & Young LLP served as independent auditors for the Company for the fiscal year ended December 31, 1996. The Board of Directors desires the firm to continue in this capacity for the current fiscal year. Accordingly, a resolution will be presented to the meeting to ratify the selection of Ernst & Young LLP by the Board of Directors as the Company's independent auditors to audit the accounts and records of the Company for the fiscal year ending December 31, 1997, and to perform other appropriate services. In the event that stockholders fail to ratify the selection of Ernst & Young LLP, the Board of Directors would reconsider such selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

    A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires to do so.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1997.

                            OWNERSHIP OF SECURITIES

MANAGEMENT AND DIRECTORS

    The following table sets forth the beneficial ownership of Common Stock as of December 31, 1996, by each director, each executive officer named in the Summary Compensation Table in the "Executive Compensation" section below and all directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

                                                                                   APPROXIMATE
                                                                    SHARES         PERCENTAGE
                                                                  BENEFICIALLY    BENEFICIALLY
NAME                                                               OWNED(#)        OWNED(1)(%)
----------------------------------------------------------------  -----------  -------------------
Frank M. Fischer................................................     218,667            *
Robert V. Gunderson, Jr.........................................     148,043            *
Joseph S. Lacob (2).............................................     113,783            *
John H. Stevens, M.D............................................   2,567,950             10.5
Petri T. Vainio, M.D., Ph.D.....................................     192,095            *
Steven C. Wheelwright, Ph.D.....................................     141,400            *
Wesley D. Sterman, M.D..........................................   3,245,332             13.3
Richard B. Brewer (3)...........................................     560,653              2.3
David B. Singer (4).............................................      45,799            *
Bradford J. Shafer..............................................           0            *
Casey M. Tansey.................................................     328,571              1.4
Steven E. Johnson...............................................     374,972              1.5
Robert J. Chin, Ph.D. (5).......................................     308,478              1.3
Randall S. Livingston...........................................      86,000            *
All current directors and executive officers as a group (17
  persons) (6)..................................................   9,043,511             37.0

------------------------

*   Less than 1% of the outstanding shares of Common Stock.

(1) Percentage of ownership is based on 24,415,128 shares of Common Stock outstanding on December 31, 1996. The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options that are exercisable within 60 days of December 31, 1996. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person.

(2) Includes options immediately exercisable for 80,000 shares of Common Stock.

(3) Includes options immediately exercisable for 560,000 shares of Common Stock.

(4) Represents options exercisable within 60 days of December 31, 1996.

(5) Includes options immediately exercisable for 176,000 shares of Common Stock.

(6) Includes options immediately exercisable, or exercisable within 60 days of December 31, 1996, for 866,999 shares of Common Stock.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the two fiscal years ended December 31, 1996 by the Company's Chief Executive Officer and each of the Company's four other highest-paid executive officers (determined as of the end of the last fiscal year) plus two additional executive officers and one additional individual who would have otherwise been includible in such table on the basis of salary and bonus earned for the 1996 fiscal year but who resigned or terminated employment during the fiscal year (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                       LONG-TERM
                                                                                                      COMPENSATION
                                                                                                       AWARDS(1)
                                                                     ANNUAL COMPENSATION              ------------
                                                          -----------------------------------------    SECURITIES      ALL OTHER
                                                                                     OTHER ANNUAL      UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION               FISCAL YEAR     SALARY ($)   BONUS ($)   COMPENSATION ($)   OPTIONS (#)         ($)
----------------------------------------  -----------     ----------   ---------   ----------------   ------------   -------------
Wesley D. Sterman, M.D. ................     1996          216,033       32,405              0                0            0
  President, Chief Executive Officer and     1995          196,667       13,767              0          640,000            0
  Director

Richard B. Brewer ......................     1996          175,128       26,269              0          560,000            0
  Chief Operating Officer                    1995                0            0              0                0            0

David B. Singer ........................     1996          100,000        7,000              0          429,000            0
  Senior Vice President, Finance and         1995                0            0              0                0            0
  Chief Financial Officer

Bradford J. Shafer .....................     1996           85,641        5,995              0          350,000            0
  General Counsel and Secretary              1995                0            0              0                0            0

Casey M. Tansey ........................     1996          175,557       26,250              0                0            0
  Vice President, Sales and Marketing        1995            7,778          544              0          328,000            0

Steven E. Johnson ......................     1996          172,796       25,919         47,613(2)             0            0
  Vice President, Manufacturing              1995          155,193       10,855            488(2)       176,000            0

Robert J. Chin, Ph.D. ..................     1996          147,693       14,769              0                0            0
  Vice President, Regulatory Affairs and     1995          127,452        8,922         79,712(2)       312,000            0
  Quality Assurance

Randall S. Livingston ..................     1996          175,000            0              0                0            0
  Former Vice President, Finance and         1995           67,083        4,696              0          280,000            0
  Chief Financial Officer

------------------------

(1) No restricted stock grants were made to the Named Officers during the fiscal year. As of the last day of the fiscal year, Dr. Sterman held 135,436 shares of restricted Common Stock, which were awarded on March 1, 1992, and purchased by delivery of a promissory note on the same date. The fair market value of the shares, as of December 31, 1996, less the amount paid by Dr. Sterman ($0.004 per share), was $3,098,234.

(2) Represents relocation expenses.

STOCK OPTIONS

    The following table contains information concerning the stock option grants made to each of the Named Officers for the year ended December 31, 1996:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                           POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                                           VALUE AT ASSUMED
                                        ------------------------------------                              ANNUAL RATES OF STOCK
                                            NUMBER OF          % OF TOTAL                                 PRICE APPRECIATION FOR
                                            SECURITIES       OPTIONS GRANTED   EXERCISE OR                    OPTION TERM(3)
                                        UNDERLYING OPTIONS   TO EMPLOYEES IN   BASE PRICE    EXPIRATION   ----------------------
NAME                                      GRANTED (#)(1)       FISCAL YEAR      ($/SH)(2)       DATE        5%($)       10%($)
--------------------------------------  ------------------   ---------------   -----------   ----------   ----------  ----------
Wesley D. Sterman, M.D................             0            --                --            --            --          --

Richard B. Brewer.....................       400,000(4)           14.3             7.50       02/08/06     1,886,684   4,781,227
                                             160,000(5)            5.7             7.50       02/08/06       754,674   1,912,491

David B. Singer.......................       300,000(6)           10.7            21.75       07/14/06     4,103,537  10,399,170
                                             125,000(7)            4.5            21.75       07/14/06     1,709,807   4,332,987
                                               4,000(8)            0.1             7.50       02/08/06        18,869      47,812

Bradford J. Shafer....................       225,000(6)            8.0            21.75       07/14/06     3,077,653   7,799,377
                                             125,000(7)            4.5            21.75       07/14/06     1,709,807   4,332,987

Casey M. Tansey.......................             0            --                --            --            --          --

Steven E. Johnson.....................             0            --                --            --            --          --

Robert J. Chin, Ph.D..................             0            --                --            --            --          --

Randall S. Livingston.................             0            --                --            --            --          --

------------------------

(1) The option shares will vest immediately upon an acquisition of the Company by merger or asset sale unless assumed or replaced by the acquiring entity. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of employment with the Company. For additional information concerning the terms of the options listed in the table, see "Proposal 2--Amendment to the 1996 Stock Option Plan," "Employment Agreements," and "Change in Control Arrangements."

(2) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date, or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(4) With respect to the shares purchasable under such grants, the optionee vests as to 20% of the option shares upon completion of one year of service and the balance in a series of equal monthly installments over the next forty-eight months of service.

(5) With respect to the shares purchasable under such grants, the optionee vests in 60 equal monthly installments beginning from the fifth anniversary of date of hire.

(6) A portion of these options were granted as non-statutory options outside of the Company's 1996 Stock Option Plan on terms substantially similar to the terms of options granted under such plan. The options become exercisable as to 20% of the option shares upon completion of one year of service and the balance in a series of equal monthly installments over the next forty-eight months of service.

(7) A portion of these options were granted as non-statutory options outside of the Company's 1996 Stock Option Plan on terms substantially similar to the terms of options granted under such plan. The options become exercisable in 60 equal monthly installments beginning from the fifth anniversary of date of hire.

(8) The option becomes exercisable in 60 equal monthly installments beginning from the grant date.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information concerning option holdings for the year ended December 31, 1996, with respect to each of the Named Officers. No options were exercised by the Named Officers during the 1996 fiscal year. No stock appreciation rights were exercised during such year or were outstanding at the end of that year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                                                  OPTIONS AT FY-END(#)                 AT FY-END(1)($)
                                                              -----------------------------     -----------------------------
NAME                                                          EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------------------------------------------  -----------     -------------     -----------     -------------
Wesley D. Sterman, M.D......................................          0                0                  0              0
Richard B. Brewer...........................................    560,000(2)             0          8,612,800              0
David B. Singer.............................................     45,666          383,334             61,093        480,677
Bradford J. Shafer..........................................          0          350,000                  0        395,500
Casey M. Tansey.............................................          0                0                  0              0
Steven E. Johnson...........................................          0                0                  0              0
Robert J. Chin, Ph.D........................................    176,000(2)             0          3,960,880              0
Randall S. Livingston.......................................          0                0                  0              0

------------------------

(1) Based on the fair market value of the Common Stock at year-end ($22.88 per share) less the exercise price payable for such shares.

(2) The options are immediately exercisable, but any shares purchased under the options will be subject to a repurchase option in favor of the Company at the original exercise price per share upon the optionee's cessation of service. The repurchase right has not lapsed as to any of the shares as of December 31, 1996. The holder of purchased shares, whether or not subject to the Company's repurchase option, is entitled to vote all such shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Company's Board of Directors was formed in February, 1996, and the members of the Compensation Committee are Dr. Wheelwright, Mr. Fischer, and Dr. Vainio. None of these individuals was at any time during the year ended December 31, 1996, or at any other time, an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EMPLOYMENT AGREEMENTS

    The Company presently has employment agreements with Mr. Brewer, Mr. Singer, and Dr. Siegel as described below.

    On February 8, 1996, the Company entered into an employment agreement with Richard B. Brewer, the Company's Chief Operating Officer, pursuant to which his salary was set at $200,000 per annum and the Company agreed to grant him options to purchase 400,000 shares of Common Stock vesting over five years from his employment date and additional options to purchase 160,000 shares of Common Stock vesting over five years beginning on his fifth anniversary of employment. The agreement provides for acceleration of vesting of his option shares as if his service continued for an additional twelve months should there be (1) an involuntary termination of his employment without cause during the twelve month period following certain changes in control involving the Company or the three month period preceding the change in control if his termination were directly or indirectly directed by the acquiring entity or (2) a change in his reporting relationship such that he no longer reports to the Company's Chief Executive Officer.

    On May 29, 1996, the Company entered into an employment agreement with David
B. Singer, the Company's Senior Vice President, Finance and Chief Financial Officer pursuant to which his salary was set at $200,000 per annum and the Company agreed to grant him options to purchase 300,000 shares of Common Stock vesting over five years from his employment date and additional options to purchase 125,000 shares of Common Stock vesting over five years beginning on his fifth anniversary of employment. The agreement provides for nine months of salary continuation and vesting of his stock options as if his service continued for an additional nine months should there be an involuntary termination of his employment without cause other than in connection with a change in control. The agreement also provides for acceleration of his option shares as if his service continued for an additional thirty months should there be an involuntary termination of his employment without cause during the eighteen month period following certain changes in control involving the Company or the three month period preceding the change in control if his termination were directly or indirectly directed by the acquiring entity.

    On September 18, 1996, the Company entered into an employment agreement with Dr. Lawrence C. Siegel, the Company's Vice President of Clinical Affairs, pursuant to which his salary was set at $200,000 per annum; the Company agreed to grant him options to purchase 180,000 shares of Common Stock vesting over five years from his employment date and additional options to purchase 120,000 shares of Common Stock vesting over five years beginning on his fifth anniversary of employment; and the Company agreed to assist Dr. Siegel in continuing or substituting a real property loan obtained by Dr. Siegel from Stanford University. The agreement also provides for severance payments of twelve months of salary and vesting of his stock options as if his service continued for an additional twelve months should there be an involuntary termination of his employment without cause.

CHANGE IN CONTROL ARRANGEMENTS

    Each executive officer of the Company is eligible to participate in the Company's Change in Control Severance Plan (the "Severance Plan"). To the extent that any of the executive officers has other severance arrangements with the Company, such executive officers shall be paid the benefits provided under the Severance Plan or their existing severance arrangements, whichever provides a greater benefit. Under the Severance Plan, in the event that an officer is involuntarily terminated within twenty-four months following certain changes in control, such officer shall receive severance benefits equal to twenty-four months of salary plus a bonus equal to 200% of such officer's target bonus.

    On March 12, 1997, the Compensation Committee of the Company's Board of Directors (the "Committee") agreed to amend outstanding options, including options held by Mr. Brewer, granted prior to the date of the initial public offering to provide that the exercisability of each such option will accelerate upon a Corporate Transaction unless the option is assumed in connection with the Corporate Transaction.

The Committee also amended unvested shares purchased or purchasable under options granted prior to the initial public offering, including shares held by Messrs. Sterman, Chin, Johnson, Gifford and Tansey, to provide that the vesting of the shares will accelerate upon a Corporate Transaction unless the Company's repurchase right is assigned in connection with the Corporate Transaction. In addition, upon an involuntary termination of the optionee's service within twelve months following a Corporate Transaction, the exercisability of the option (or the vesting of the shares) will accelerate for a number of shares as if the optionee's service continued for an additional twelve months following the involuntary termination, unless otherwise provided in the individual's employment agreement.

    The Committee has the authority under the 1996 Stock Option Plan to provide for the acceleration of vesting of the shares of Common Stock subject to the outstanding options held by the Chief Executive Officer and the Company's other executive officers under that Plan at any time, including in connection with Corporate Transactions or a hostile take-over of the Company, whether effected through a successful tender offer for more than 50% of the Company's outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership, which may or may not be conditioned on their employment being terminated (whether involuntarily or through a forced resignation).

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all
Section 16(a) reports they file.

    Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 1996, with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater-than-ten-percent beneficial owners.

                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for establishing policies and programs for compensating Heartport's executive officers. Each year, the Committee determines the base salary payable to the Chief Executive Officer ("CEO") and all other executive officers and approves the incentive bonus program for the CEO and other executive officers. In addition, the Committee administers the Company's 1996 Stock Option Plan and Employee Stock Purchase Plan. The Committee has the exclusive authority to grant stock options to the Company's officers. For fiscal 1996, the Committee considered both qualitative and quantitative factors in determining executive officer compensation levels, including commercially-prepared surveys of comparable companies and input from outside compensation consultants.

COMPENSATION POLICY AND PHILOSOPHY

    The Committee's policy is to develop executive compensation packages that attract, retain and motivate highly effective executives. Compensation programs are designed to reward the achievement of both short-term and long-term objectives of the Company and to align the executives' interests with those of the Company's stockholders. It is the Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package consists of three major components: (i) base salary, (ii) annual cash incentive compensation, and (iii) long-term stock-based incentive awards.

BASE SALARY

    The base salary for each executive officer is set by reviewing the pay practices of companies that compete with the Company for executive talent, and by evaluating each individual's performance and contribution.

ANNUAL CASH INCENTIVE COMPENSATION

    Each executive officer has an annual bonus target. The total bonus pool for executive officers is determined based on the Company's achievement of goals established at the start of the fiscal year. For fiscal 1996, the corporate-level goals were primarily related to the rapid commercialization of the Company's products and to continued product innovation. For fiscal 1997, these goals also include revenue growth. The Company exceeded its performance targets in 1996. Actual bonuses paid reflect both the achievement of corporate goals and the individual's specific functional objectives, with greater weight being given to the achievement of corporate goals. Actual bonuses for the Named Officers are listed in the Summary Compensation Table.

LONG-TERM STOCK-BASED INCENTIVE AWARDS

    During fiscal 1996, the Committee made significant option grants to Messrs. Brewer, Singer, Siegel, and Shafer in connection with recruiting such individuals to work for the Company, but made no option grants to Dr. Sterman because a significant stock grant was made to him in fiscal 1995. Generally, a significant grant is made in the year that an executive officer commences employment. The size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual's position and responsibilities with the Company.

    Each grant allows the officer to acquire shares of Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. In general, two options were granted to the executive officers hired in 1996: (i) an option which vests in periodic installments over the individual's first five years of employment, and (ii) an option which vests in periodic installments over the individual's sixth through tenth years of employment. The vesting schedules are designed to encourage the executives to remain with the Company and to focus on longer-term results. An option will provide a return to the executive officer only if he or she remains in the Company's employ, and then only if the market price of Common Stock appreciates over the option term.

CEO COMPENSATION

    The annual base salary for Dr. Sterman, the Company's President and CEO, was established by the Committee in May, 1996. To determine Dr. Sterman's 1996 base salary, the Committee evaluated the achievement of the Company's goals and Dr. Sterman's performance of his duties over the past twelve months, and considered the base salaries paid to chief executive officers in comparable companies. Dr. Sterman received an incentive bonus determined on the same basis as the incentive bonuses for other executive officers. Such compensation is entirely dependent on corporate and individual performance and is not guaranteed.

TAX LIMITATION

    As a result of Federal tax legislation enacted in 1993, a publicly-held company such as the Company is not allowed a Federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. This limitation is applicable to the Company beginning in 1996. The stockholders approved the Company's 1996 Stock Option Plan (the "1996 Plan"), which includes a provision that limits the maximum number of shares of Common Stock for which any one participant may be granted stock options per calendar year. Accordingly, any compensation deemed paid to an executive officer when he or she exercises an option under the 1996 Plan with an exercise price equal to the fair market value of the option shares on the grant date generally will qualify as performance-based compensation that will not be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company's executive officers for the 1997 fiscal year will exceed the $1 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of the cash compensation payable to the Company's executive officers to the $1 million cap.

                                          Compensation Committee

                                          Frank M. Fischer
                                          Petri T. Vainio, M.D., Ph.D.
                                          Steven C. Wheelwright, Ph.D.

                            STOCK PERFORMANCE GRAPH

    The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock between April 25, 1996 (the date the Company's initial public offering commenced) and February 28, 1997 with the cumulative total return of (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Stock Market-U.S. Index") and (ii) the Hambrecht and Quist Healthcare Index (the "H&Q Healthcare Index"), over the same period. This graph assumes the investment of $100.00 on April 25, 1996 in the Company's Common Stock, the Nasdaq Stock Market-U.S. Index and the H&Q Healthcare Index, and assumes the reinvestment of dividends, if any.

    The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from Hambrecht & Quist LLC, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

          COMPARISON OF CUMULATIVE TOTAL RETURN AMONG HEARTPORT, INC., THE NASDAQ STOCK MARKET-U.S. INDEX, AND THE H&Q HEALTHCARE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           HEARTPORT, INC.  NASDAQ STOCK MARKET - U.S.   H&Q HEALTHCARE
04/25/96            100.00                      100.00            100.00
Jun-96              144.05                      100.43             95.76
Sep-96              123.81                      104.01            103.77
Dec-96              108.95                      109.12            103.08
Feb-97              141.10                      110.48            109.83

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH DIRECTORS

    The Company's directors were granted the following options to purchase shares of Common Stock in April, 1995, at an exercise price of $0.375 per share:
Dr. Wesley D. Sterman and Dr. John H. Stevens were granted options to purchase 640,000 shares and 192,000 shares, respectively. Both options are immediately exercisable and vest monthly over a five year period beginning from the fifth anniversary of the date of hire or the date the individual became a director, as applicable. Each of the Company's outside directors was granted options to purchase 80,000 shares, which vest monthly over five years from the date of grant or from April 1, 1996. Each director except Joseph S. Lacob has exercised in full his respective option grant. See "Executive Compensation and Related Information" for a discussion of options granted to directors and executive officers. All of the foregoing options granted to the directors are immediately exercisable. The shares purchasable thereunder are subject to a repurchase option in favor of the Company at the original exercise price paid per share upon the director's cessation of service prior to vesting in such shares. A director who has exercised such option and has purchased such shares, whether or not subject to the Company's repurchase option, is entitled to vote all such shares.

    Dr. Stevens received $87,586 for consulting services to the Company in 1995 and $329,142 for reimbursement of expenses and for services to the Company in 1996. On September 1, 1995, the Company loaned Dr. Stevens $72,000 to purchase 192,000 shares of Common Stock pursuant to the exercise of options, and on March 1, 1994, the Company loaned Dr. Stevens $1,250 to purchase 20,000 shares of Common Stock. The loans are full recourse, bear interest at the rate of 6.18% and 6.0% per annum, respectively, are due March 1, 2002 and March 1, 1999, respectively, and are secured by the shares of Common Stock purchased with the proceeds of the loans. Dr. Stevens participates in the Company's clinical affairs, product design and development, physician training, and a variety of other matters. Dr. Stevens is one of the named inventors on many of the Company's patents and patent applications and is a member of a surgical team that has performed many Port-Access clinical procedures. The Company also forgave an outstanding promissory note issued by Dr. Stevens in the amount of $50,000 plus accrued interest in the amount of $1,654 on February 9, 1996.

INDEMNIFICATION

    The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

LOANS TO EMPLOYEES

    In connection with the acquisition of shares of Common Stock from the Company pursuant to the exercise of options previously granted to such individuals, the Company on September 1, 1995, extended loans to certain of its executive officers. Each of the loans is full recourse and is secured by the shares of Common Stock purchased with the proceeds of the loans. In addition, loans were extended on other dates for stock purchases and relocation expenses. The following table sets forth information with respect to loans extended to the officers by the Company in excess of $60,000.

                                                                                       INDEBTEDNESS AS
                                                                                         OF 12/31/96
                                                                                          (LARGEST
                                               NO. OF SHARES   PER SHARE                  AGGREGATE      INTEREST   MATURITY
NAME                                           PURCHASED(#)    PRICE($)    PRINCIPAL($) INDEBTEDNESS)($) RATE(%)      DATE
---------------------------------------------  -------------   ---------   ---------   ---------------   --------   --------
Wesley D. Sterman, M.D.......................    2,540,000       0.004       10,000(1)      13,877         7.00     03/01/97
                                                    20,000       0.062        1,250(1)       1,475         6.00     03/01/99
                                                   640,000       0.375      240,000        260,243         6.18     02/28/02

Robert J. Chin, Ph.D.........................      136,000       0.375       51,000         55,302         6.18     12/31/99
                                                                             10,000(2)      10,000         0.00     12/31/99

Hanson S. Gifford, III(3)....................      176,000       0.062       11,000              0         6.00     07/27/98
                                                   176,000       0.375       66,000         71,567         6.18     07/20/03

Steven E. Johnson............................      192,000       0.375       72,000         78,073         6.18     08/23/99
                                                   176,000       0.375       66,000         71,567         6.18     08/23/04

Casey M. Tansey(4)...........................      208,000       0.781      162,500        172,364         6.02     12/11/00
                                                   120,000       0.781       93,750         99,847         6.45     12/11/05

------------------------

(1) The Company loaned $10,000 to Dr. Sterman on March 1, 1992, to purchase 2,540,000 shares of Common Stock and $1,250 on March 1, 1994, to purchase 20,000 shares of Common Stock.

(2) On June 5, 1995, the Company made a $10,000 unsecured loan to Dr. Chin at no interest for relocation expenses.

(3) On July 27, 1993, the Company loaned $11,000 to Mr. Gifford for the purchase of 176,000 shares of Common Stock. Mr. Gifford repaid this loan plus accrued interest of $2,257 on September 29, 1996.

(4) The loans from the Company to Mr. Tansey were made on December 28, 1995.

SEVERANCE ARRANGEMENTS

    On June 12, 1996, the Company entered into an agreement with Randall S. Livingston, the Company's then Vice President, Finance and Chief Financial Officer regarding Mr. Livingston's termination of employment. The agreement provided for the continuation of Mr. Livingston's employment at full pay through December 31, 1996 and with continued vesting of his shares of restricted stock, with a substantially reduced time commitment, and a lump sum payment of $5,000 in consideration of Mr. Livingston's release of all potential claims against the Company and its officers and directors.

                                 ANNUAL REPORT

    A copy of the Annual Report of the Company for the fiscal year ended December 31, 1996, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

                                   FORM 10-K

    The Company filed an Annual Report on Form 10-K with the SEC. Stockholders may obtain a copy of this report, as amended, without charge, by writing to the Company's executive offices at 200 Chesapeake Drive, Redwood City, California 94063, Attention: Investor Relations.

                                 OTHER MATTERS

    Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

                                          THE BOARD OF DIRECTORS
                                          OF HEARTPORT, INC.

May 1, 1997
Redwood City, California